Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

SINA CORPORATION

DAVIDHILL CAPITAL INC.

THE SELLERS LISTED
ON PART I OF EXHIBIT A

and

THE FOUNDERS LISTED ON PART II OF EXHIBIT A

Dated as of July 1, 2004

i

ii

EXHIBITS

Exhibit A     The Sellers and the Founders
Exhibit B     Form of Asset Purchase Agreement
Exhibit C     Allocation of Purchase Price
Exhibit D     PRC Legal Opinion
Exhibit E     BVI Legal Opinion

DISCLOSURE SCHEDULE

Section 3.02   Subsidiaries

iii

          STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2004, among SINA CORPORATION, a corporation organized under the laws of the Cayman Islands (the “Purchaser”), DAVIDHILL CAPITAL INC., a corporation organized under the laws of the British Virgin Islands (the “Company”), the shareholders of the Company listed on Part I of Exhibit A hereto (collectively, the “Sellers” and individually, a “Seller”) and the company and individuals listed on Part II of Exhibit A hereto (collectively, the “Founders” and individually, a “Founder”).

RECITALS

          WHEREAS, the Founders collectively own 100% of the equity interest in Guiyang Longmaster Information Technology Co., Ltd. (“Longmaster”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”) and engaged in the business of (i) developing and operating instant messaging systems, including the Longmaster UC Product (as defined below), and (ii) providing online services (including, without limitation online gaming, chat rooms, forum, short messaging and advertisement services) on the platform of instant messaging systems in the PRC (collectively, the “Business”);

          WHEREAS, each Seller owns such number of shares of common stock, par value US$1.00 per share, of the Company (the “Company Common Stock”) as is set forth opposite such Seller’s name on Part I of Exhibit A hereto, which shares collectively represent all of the outstanding share capital of the Company (the “Shares”);

          WHEREAS, the Company owns 100% of the equity interest in Beijing Davidhill Internet Technology Service Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the PRC (the “WFOE”);

          WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase or to cause one of its subsidiaries to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, as a condition and an inducement to the Purchaser to enter into this Agreement, Longmaster and the WFOE are entering into an asset purchase agreement substantially in the form attached hereto as Exhibit B (the “Asset Purchase Agreement”) whereby Longmaster shall sell to the WFOE and the WFOE shall purchase from Longmaster, all the assets and properties of the Business, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Purchaser, the Sellers, the Company and the Founders hereby agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Asset Purchase Closing” means the closing of the transactions contemplated by the Asset Purchase Agreement.

          “Assets” means all the tangible and intangible assets and properties of the Business to be purchased by the WFOE from Longmaster pursuant to the terms of the Asset Purchase Agreement.

          “Average Closing Price” means, with respect to any Purchaser Ordinary Shares to be issued in connection with the payment of the Additional Consideration, the average of per share closing prices of the Purchaser Ordinary Shares on the Nasdaq National Market during the thirty (30) calendar days immediately preceding the date of this Agreement.

          “Business Day” means any day on which banks are not required or authorized to close in the city of Hong Kong.

          “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

          “Deposit Amount” means fifty million RMB (RMB 50,000,000), which was transferred by an affiliate of the Purchaser to a bank account designated by Longmaster pursuant to the Memorandum Transaction Terms Framework, dated as of January 7, 2004, between the Purchaser and Longmaster.

          “Disclosure Schedule” means (i) the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company and the Sellers to the Purchaser in connection with this Agreement and (ii) the Disclosure Schedule attached to the Asset Purchase Agreement, dated as of the date hereof, delivered by Longmaster to the WFOE in connection with the Asset Purchase Agreement.

          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “IDGVC” means IDGVC Offshore Investment Co., Ltd.

          “Indebtedness” means, with respect to any Person, all such Person’s obligations for the payment of money, including, without limitation, (i) money borrowed or raised, (ii) acceptance credit, documentary credit or commercial paper facilities, (iii) any bond, note, loan, bill of exchange or similar instruments, (iv) deferred payments for assets or services acquired (other than trade accounts not in default and payable in the ordinary course of business within sixty (60) days of furnishing such goods and services), (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the assets leased, (vi) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts, and (vii) charges, guarantees or other assurances against financial loss in respect of obligations of any Person.

          “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software, and (v) confidential and proprietary information, including trade secrets and know-how.

          “Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          “Longmaster UC Product” (“朗玛UC系统”) has the meaning set forth in the Asset Purchase Agreement.

          “Material Adverse Effect” means any event, circumstance, change in or effect on the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, assets or liabilities (including without limitation, contingent liabilities), prospects, results of operations or the condition (financial or otherwise) of the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, taken as a whole.

          “Maximum Concurrent Online Users” means the average of the maximum concurrent online users of the Longmaster UC Product during each week in any four consecutive week period within fifteen months commencing from the date of this Agreement as designated by the Sellers.

          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable and (b) Encumbrances imposed by Law.

          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          “RMB” means RMB Yuan, the lawful currency of the PRC.

          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

          “Subsidiaries” means the WFOE, Longmaster and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by any of the Founders, directly or indirectly, through one or more intermediaries, through which any of the Business is conducted.

          “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

          SECTION 1.02. Definitions.

          The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Additional Consideration”	2.02(c)
“Additional Cash Consideration”	2.02(e)
“Additional Share Consideration”	2.02(e)
“Aggregate Purchase Price”	2.02(a)
“Agreement”	Preamble

Definition	Location
“Asset Purchase Agreement”	Recitals
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Company”	Preamble
“Company Common Stock”	Recitals
“Company Marks”	5.07
“Fifth Installment Additional Consideration”	2.02(c)
“First Installment Additional Consideration”	2.02(c)
“Fourth Installment Additional Consideration”	2.02(c)
“Founder” or “Founders”	Preamble
“IDGVC Consideration”	2.02(c)
“Initial Cash Consideration”	2.02(b)(i)
“Initial Purchase Price”	2.02(b)(i)
“Initial Share Consideration”	2.02(b)(i)
“Longmaster”	Recitals
“Loss”	7.02(a)
“PRC”	Recitals
“Purchaser”	Preamble
“Purchaser Ordinary Shares”	2.02(b)(i)
“Purchaser Preference Shares”	4.03
“Purchaser SEC Reports”	4.04
“Restricted Period”	5.08(a)
“Second Installment Additional Consideration”	2.02(c)
“Seller” or “Sellers”	Preamble
“Shares”	Recitals
“Third Installment Additional Consideration”	2.02(c)
“Third Party Claims”	7.02(b)
“WFOE”	Recitals

          SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

     (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

     (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

     (f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

     (g) references to a Person are also to its successors and permitted assigns; and

     (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser or to a subsidiary designated by the Purchaser, the Shares, and the Purchaser shall purchase or shall cause such subsidiary to purchase the Shares.

          SECTION 2.02. Purchase Price; Additional Consideration. (a) The aggregate purchase price (the “Aggregate Purchase Price”) for the Shares and the covenants contained in Section 5.08 shall consist of (i) the Initial Purchase Price (as defined below) and (ii) the right to receive payments of additional consideration pursuant to paragraph (c) of this Section 2.02.

     (b) (i) Immediately after the signing of this Agreement, the Purchaser shall pay to the Sellers, in the aggregate, an initial purchase price of fifteen million U.S. dollars (U.S.$15,000,000) (the “Initial Purchase Price”) in cash by wire transfer in immediately available funds to a bank account opened by the Company at a licensed bank in Hong Kong and designated in writing by the Sellers, of which (A) twelve million U.S. dollars (U.S.$12,000,000) in cash (the “Initial Cash Consideration”) shall be allocated among the Sellers pursuant to Column A of Exhibit C; (B) six hundred thousand U.S. dollars (U.S.$600,000) shall be allocated to IDGVC; and (C) the remaining two million and four hundred thousand U.S. dollars (U.S.$2,400,000) shall be returned to the Purchaser by wire transfer in immediately available funds to a bank account designated by the Purchaser against the delivery of the number of ordinary shares, par value U.S.$0.133 per share, of the Purchaser (the “Purchaser Ordinary Shares”) determined by dividing two million four hundred thousand U.S. dollars (U.S.$2,400,000) by the Average Closing Price (the “Initial Share Consideration”) by the Purchaser pursuant to Section 2.06(a).

     (ii) Within two (2) Business Days after the delivery of the Initial Purchase Price by the Purchaser pursuant to paragraph (i) above, the Sellers and the Founders shall cause Longmaster to return to the Purchaser the Deposit Amount in RMB by wire transfer in immediately available funds to a bank account designated by the Purchaser.

     (c) In addition to the Initial Purchase Price, after the Closing, the Sellers shall be entitled to the payment of additional consideration (the “Additional Consideration”) in an aggregate amount computed as follows:

     (i) if and when the number of Maximum Concurrent Online Users reaches five hundred thousand (500,000) within fifteen (15) months commencing from the date of this Agreement, the Sellers shall be entitled to receive from the Purchaser, in the aggregate, an amount of ten million U.S. dollars (U.S.$10,000,000) (the “First Installment Additional Consideration”);

     (ii) if and when the number of Maximum Concurrent Online Users reaches eight hundred thousand (800,000) within fifteen (15) months commencing from the date of this Agreement, the Sellers shall be entitled to receive from the Purchaser, in the aggregate, an additional amount of five million U.S. dollars (U.S.$5,000,000) (the “Second Installment Additional Consideration”);

     (iii) if and when the number of Maximum Concurrent Online Users reaches one million (1,000,000) within fifteen (15) months commencing from the date of this Agreement, the Sellers shall be entitled to receive from the Purchaser, in the aggregate, an additional amount of one million U.S. dollars (U.S.$1,000,000) (the “Third Installment Additional Consideration”);

     (iv) if and when the number of Maximum Concurrent Online Users reaches one million and two hundred thousand (1,200,000) within fifteen (15) months commencing from the date of this Agreement, the Sellers shall be entitled to receive from the Purchaser, in the aggregate, an additional amount of one million U.S. dollars (U.S.$1,000,000) (the “Fourth Installment Additional Consideration”); and

     (v) if and when the number of Maximum Concurrent Online Users reaches one million and five hundred thousand (1,500,000) within fifteen (15) months commencing from the date of this Agreement, the Sellers shall be entitled to receive from the Purchaser, in the aggregate, an additional amount of three million U.S. dollars (U.S.$3,000,000) (the “Fifth Installment Additional Consideration”), and in addition to the Fifth Installment Additional Consideration, IDGVC shall be entitled to receive from the Purchaser an additional amount of one million U.S. dollars (U.S.$1,000,000) (the “IDGVC Consideration”).

     (d) All determinations with respect to the Maximum Concurrent Online Users shall be based on the electronic user databases of the Longmaster UC Product and shall be made by the Purchaser or its authorized representatives within three (3) Business Days after the Sellers have delivered to the Purchaser a written request for such determination.

     (e) The First Installment Additional Consideration, the Second Installment Additional Consideration, the Third Installment Additional Consideration, the Fourth Installment Additional Consideration, or the Fifth Installment Additional Consideration, if any, shall be paid, within five (5) Business Days after the determination made pursuant to paragraph (d) above, as follows: (i) in cash in U.S. dollars equal to eighty percent (80%) of the First Installment Additional Consideration, the Second Installment Additional Consideration, the Third Installment Additional Consideration, the Fourth Installment Additional Consideration, or the

Fifth Installment Additional Consideration (as applicable) (“Additional Cash Consideration”) by wire transfer in immediately available funds to the bank accounts designated by the Sellers in writing; (ii) in cash in U.S. dollars equal to four percent (4%) of the First Installment Additional Consideration, the Second Installment Additional Consideration, the Third Installment Additional Consideration, the Fourth Installment Additional Consideration, or the Fifth Installment Additional Consideration (as applicable) by wire transfer in immediately available funds to the bank account designated by IDGVC in writing; and (iii) in the number of Purchaser Ordinary Shares determined by dividing (A) sixteen percent (16%) of the First Installment Additional Consideration, the Second Installment Additional Consideration, the Third Installment Additional Consideration, the Fourth Installment Additional Consideration, or the Fifth Installment Additional Consideration (as applicable) by (B) the Average Closing Price and rounding the quotient up to the nearest whole number (“Additional Share Consideration”).

     In addition, the IDGVC Consideration, if any, shall be paid, within five (5) Business Days after the determination made pursuant to paragraph (d) above, in cash in U.S. dollars to IDGVC by wire transfer in immediately available funds to the bank account designated by IDGVC in writing.

     (f) The Additional Cash Consideration and the Additional Share Consideration, if any, shall be allocated among the Sellers in accordance with Column C and Column D of Exhibit C hereto.

          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 2318 China World Tower Two, 1 Jianguomenwai Dajie, Beijing, China immediately following the Asset Purchase Closing or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the “Closing Date”.

          SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver and the Sellers and the Founders shall cause to be delivered to the Purchaser:

     (a) a true and complete copy, certified by a Director of the Company, of (i) the board resolutions duly and validly adopted by the Board of Directors of the Company and (ii) the resolutions of the shareholders of the Company, evidencing their respective authorizations and approvals of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (b) a certificate of a Director of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder; and

     (c) the opinion, certificates and other documents required to be delivered by the Company pursuant to Section 6.02;

          SECTION 2.05. Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser:

     (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

     (b) a receipt for the Initial Purchase Price; and

     (c) the opinion, certificates and other documents required to be delivered by the Sellers pursuant to Section 6.02.

          SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company, the Founders or the Sellers (as applicable):

     (a) to each Seller a share certificate representing the number of Purchaser Ordinary Shares equal to the product of (A) the Initial Share Consideration and (B) the percentage set forth opposite such Seller’s name on Column B of Exhibit C hereto in the name of such Seller;

     (b) a true and complete copy, certified by the Senior Counsel of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

     (c) the opinion, certificates and other documents required to be delivered by the Sellers pursuant to Section 6.01.

          SECTION 2.07. No Fractional Shares. No certificates or scrip representing fractional Purchaser Ordinary Shares shall be issued in connection with the payment of the Aggregate Purchase Price, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Closing Price.

          SECTION 2.08. No Registration. (a) The Purchaser Ordinary Shares to be issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Such Purchaser Ordinary Shares will be “restricted securities” under the U.S. federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates representing such Purchaser Ordinary Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration.”

     (b) Such legend shall be removed at such time as the Purchaser Ordinary Shares represented by such certificate have been registered under the Securities Act or otherwise as appropriate. In order to prevent any transfer from taking place in violation of this Agreement or applicable law, the Purchaser may, in its reasonable discretion, cause a stop transfer order to be placed with its transfer agent(s) with respect to the Purchaser Ordinary Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY, EACH SELLER AND EACH SHAREHOLDER

          As an inducement to the Purchaser to enter into this Agreement, the Company, each Seller and each Founder, jointly and severally, represent and warrant to the Purchaser as follows:

          SECTION 3.01. Organization and Qualification. Each of the Sellers, the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Neither the Company nor any Subsidiary has conducted any business in any jurisdiction other than in the PRC. The Company has heretofore made available to the Purchaser a complete and correct copy of the Certificate of Incorporation and the Memorandum and Articles of Association or the equivalent organizational documents of the Company and each Subsidiary. Such Certificates of Incorporation and Memorandum and Articles of Association or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Memorandum and Articles of Association or equivalent organizational documents.

          SECTION 3.02. Subsidiaries. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, registered capital, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, registered capital, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. The Company owns all of the subscribed and contributed registered capital of the WFOE free and clear of all Encumbrances.

     (b) Other than the Company and the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities that participate in or that are involved in the Business (i) in which any of the Founders owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same or (ii) which are owned or controlled by any other Person.

          SECTION 3.03. Authority; No Conflict. (a) Each of the Sellers, the Founders, the Company and the Subsidiaries has all necessary corporate (or other requisite) power and authority to execute and deliver this Agreement and the Asset Purchase Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Asset Purchase Agreement by each of the Sellers, the Founders, the Company and the Subsidiaries that is a party thereto and the consummation by each of the Sellers, the Founders, the Company and the Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or other requisite) action and no other corporate (or other requisite) proceedings on the part of the any of the Sellers, the Founders, the Company and the Subsidiaries are necessary to authorize this Agreement or the Asset Purchase Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Asset Purchase Agreement have been duly and validly executed and delivered by each of the Sellers, the Founders, the Company and the Subsidiaries that is a party thereto and, assuming the due authorization, execution and delivery by the Purchaser, constitute a legal, valid and binding obligation of each of the Sellers, the Founders, the Company and the Subsidiaries that is a party thereto, enforceable against each of the Sellers, the Founders, the Company and the Subsidiaries in accordance with their respective terms.

     (b) The execution and delivery of this Agreement and the Asset Purchase Agreement by each of the Sellers, the Founders, the Company and the Subsidiaries that is a party thereto do not, and the performance of this Agreement and the Asset Purchase Agreement by each of the Sellers, the Founders, the Company and the Subsidiaries will not, (i) conflict with or violate the Certificate of Incorporation or Memorandum and Articles of Association or equivalent organizational documents of each of the Sellers, the Founders (other than individual), the Company and the Subsidiaries , (ii) conflict with or violate any Law applicable to any of the Sellers, the Founders, the Company and the Subsidiaries or by which any Asset is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any capital stock or registered capital of the Company or any Subsidiary, including the Shares or on any Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          SECTION 3.04. Capitalization of the Company and the Subsidiaries. (a) The authorized capital stock of the Company consists of 50,000 shares, par value US$1.00 of Company Common Stock. As of the date hereof, (i) 10,000 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Sellers, free and clear of any Encumbrances (other than Encumbrances created by this Agreement), in the amounts set forth on Part I of Exhibit A hereto, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 40,000 shares of Company Common Stock are reserved for future issuance. Except for 50,000 shares of Company Common Stock, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. There are no options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no material outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Upon the Closing, (i) the Purchaser will own all of the issued and outstanding capital stock of the Company free and clear of all Encumbrances and (ii) the Shares will be fully paid and nonassessable.

     (b) All of the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or registered capital of any Subsidiary or obligating any Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities or other interest in, any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of such Subsidiary. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock or registered capital of or any other interests in any Subsidiary. There are no material outstanding contractual obligations of any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

          SECTION 3.05. Books and Records. The minute books and similar records of the Company and the Subsidiaries accurately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of the Company and the Subsidiaries at any meetings thereof, and of all written consents executed in lieu of a meeting, through the date of this Agreement.

          SECTION 3.06. Required Filings and Consents. The execution and delivery of this Agreement and the Asset Purchase Agreement by each of the Sellers, the Company, the Founders and the Subsidiaries that is a party thereto do not, and the performance of this Agreement and the Asset Purchase Agreement by each of the Sellers, the Company, the Founders and each such Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority except as set forth in the Asset Purchase Agreement.

          SECTION 3.07. No Liability. There are no Liabilities of the Company or the WFOE, other than the Liabilities to be assumed by the WFOE pursuant to the Asset Purchase Agreement upon the Asset Purchase Closing.

          SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 2003, Longmaster has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been any Material Adverse Effect except as contemplated by this Agreement and the Asset Purchase Agreement.

          SECTION 3.09. Litigation. There are no Actions by or against the Company or any Subsidiary or otherwise affecting any of the Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Company or any Founder after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Company, the Subsidiaries or any material Asset is subject to any Governmental Order (nor, to the best knowledge of the Company or any Founder after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) or any continuing order of, judgment, award, consent decree, injunction, order or settlement or other similar written agreement with any Governmental Authority (nor, to the best knowledge of the Company after due inquiry, is there any continuing investigation by any Governmental Authority).

          SECTION 3.10. Certain Interests. (a) No officer, director, shareholder or Affiliate of the Company, the WFOE or any Seller, nor any Affiliate, relative or spouse of such officer, director or shareholder or Affiliate:

     (i) is a party to any agreement, contract, commitment, arrangement or transaction with the Company or the WFOE or is entitled to any payment or transfer of any Assets from the Company or the WFOE or has any direct or indirect interest in any Asset of the Company or the WFOE;

     (ii) has any direct or indirect financial interest in any competitor of the Business (this provision shall not apply to IDGVC or its Affiliates); or

     (iii) has outstanding any Indebtedness to the Company or the WFOE.

     (b) Neither the Company nor the WFOE has any Liability or any other obligation of any nature whatsoever to any Founder or Seller or to any officer, director or shareholder of the Company or WFOE or to any relative or spouse or Affiliate of any Founder or Seller or any such officer, director or shareholder.

          SECTION 3.11. Taxes. The Company and the WFOE have timely filed, or will timely filed, all Tax returns and reports required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and all such Tax returns and reports are, or will be (as of the Closing Date), true, accurate and complete in all material respects. All Taxes shown as due and owing on such Tax returns have been paid or will be paid by the Closing Date except such Taxes are being contested in good faith and have been adequately reserved for. Neither the Company nor the WFOE has granted any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor the WFOE is a party to any income tax allocation or sharing agreement. There are no pending or, to the best knowledge of the Sellers and the Founders after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company or the WFOE.

          SECTION 3.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Founders, the Sellers, the Company or any of the Subsidiaries.

          SECTION 3.13. Securities Act. (a) Each Seller is acquiring the Purchaser Ordinary Shares to be issued to such Seller, for such Seller’s own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Such Seller acknowledges that the Purchaser Ordinary Shares being received by it have not been registered and that such Purchaser Ordinary Shares may not be transferred or sold unless they are registered under the Securities Act or an exemption from such registration is available.

     (b) Each Seller is not a U.S. Person (as defined in Rule 902 of Regulation S under the Securities Act) and is acquiring the Purchaser Ordinary Shares in an offshore transaction in reliance on Regulation S under the Securities Act.

          SECTION 3.14. Asset Purchase Agreement. The representations and warranties of Longmaster contained in, and all certificates and documents delivered by Longmaster pursuant to, the Asset Purchase Agreement or any ancillary agreement thereto are true and correct in all material respects, or if such representations or warranties are qualified by “materiality” or “Material Adverse Effect”, in all respects, with the same force and effect as if made by the Sellers, the Founders and the Company to the Purchaser.

          SECTION 3.15. Full Disclosure. (a) Each of the Sellers, the Founders and the Company is not aware of any facts pertaining to the Company, any Subsidiary, the Assets or the Business which could affect adversely affect the Company, any Subsidiary, the Assets or the Business or which are likely in the future to adversely affect the Company, any Subsidiary, the Assets or the Business and which have not been disclosed in this Agreement or the Disclosure Schedule, or otherwise disclosed to the Purchaser by the Company in writing.

     (b) To the reasonable knowledge of the Sellers, the Founders and the Company, no representation or warranty of the Sellers, the Company or the Founders in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the Asset Purchase Agreement, or in connection with the transactions contemplated by this Agreement or the Asset Purchase Agreement, contains or will contain any untrue statement of material fact, or conceal or will conceal a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

          As an inducement to the Company, the Sellers and the Founders to enter into this Agreement, the Purchaser hereby represents and warrants to the Company, each Seller and each Founder as follows:

          SECTION 4.01. Organization and Qualification. (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

          SECTION 4.02. Authority; No Conflict; Required Filings and Consents. (a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, the Sellers and the Founders, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the Amended and Restated Memorandum and Articles of Association of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

     (c) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or Governmental Authority.

          SECTION 4.03. Capitalization of the Purchaser. The authorized share capital of the Purchaser is US$23,700,000 which is divided into 150,000,000 Purchaser Ordinary Shares, and 3,750,000 preference shares, par value US$1.00 per share (the “Purchaser Preference Shares”). As of March 31, 2004, (i) 50,215,622 Purchaser Ordinary Shares and no Purchaser Preference Shares are issued and outstanding, (ii) all of such Purchaser Ordinary Shares are validly issued, fully paid and nonassessable, (iii) no Purchaser Ordinary Shares or Purchaser Preference Shares are held in the treasury of the Purchaser and (iv) options to purchase 5,054,069 Purchaser Ordinary Shares are currently outstanding.

          SECTION 4.04. SEC Filings; Financial Statements. The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC from April 12, 2000 through the date of this Agreement (collectively, the “Purchaser SEC Reports”). As of the respective dates they were filed, (i) the Purchaser SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

          SECTION 5.01. Asset Purchase Agreement. Each of the Sellers, the Founders and the Company agrees to (i) cause Longmaster and the WFOE (as applicable) to perform their respective obligations and fulfill their respective covenants in accordance with the terms of the Asset Purchase Agreement, including, without limitation, Article 5 of the Asset Purchase Agreement and (ii) refrain from taking, or causing to be taken, any action which may have a Material Adverse Effect on the Business or frustrate or delay the Asset Purchase Closing. Without limiting the generality of the foregoing, the Sellers, the Founders and the Company shall cause the WFOE to (i) seek the prior written consent of the Purchaser in exercising its rights under the Asset Purchase Agreement and (ii) refrain from amending or waiving any of the terms of the Asset Purchase Agreement or any ancillary agreement thereto without the prior written consent of the Purchaser.

          SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Subsidiaries and each of the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business.

          SECTION 5.03. Confidentiality. The Company, the Sellers and the Founders agree to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) the existence and the contents of this Agreement and all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary, (b) in the event that the Company, any Founder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Company (prior to the Closing) or the Sellers or the Founders or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Company, the Sellers and the Founders agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Company, the Sellers and the Founders shall use their best efforts to obtain (or cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Asset Purchase Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

     (b) The Company, the Sellers and the Founders shall, or shall cause the Subsidiaries to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

     (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

     (d) None of the Company, the Sellers and the Founders knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

          SECTION 5.05. Notice of Developments. Prior to the Closing, the Company, the Sellers and the Founders shall, and shall cause Longmaster to, promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company, a Seller or a Founder contained in this Agreement or of Longmaster contained in the Asset Purchase Agreement, or which could have the effect of making any representation or warranty of the Company, a Seller or a Founder contained in this Agreement or of Longmaster contained in the Asset Purchase Agreement untrue or incorrect in any respect, (b) the performance of the obligations of Longmaster and the WFOE under the Asset Purchase Agreement, and (c) all other material developments affecting the Assets, Liabilities, business, condition, (financial or otherwise) operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

          SECTION 5.06. No Solicitation or Negotiation. The Company, the Sellers and the Founders agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Company, the Subsidiaries, the Founders, the Sellers or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company, any Subsidiary or any Seller or of the Assets (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company, any Subsidiary, any Seller or the Business or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, any Subsidiary or any Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to, do any of the foregoing. The Company, the Sellers and the Founders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company, the Sellers or the Founders, as the case may be, shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company, the Sellers and the Founders agree not to, and to cause the Company, and each Subsidiary and each Seller not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, any Subsidiary or any Seller is a party.

          SECTION 5.07. Use of Intellectual Property. (a) The Sellers and the Founders acknowledge that from and after the Closing, the name “UC”, “朗玛 UC” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the WFOE, that none of the Founders, the Sellers or any of their Affiliates shall have any rights in the Company Marks and that none of the Founders, the Sellers or any of their Affiliates will contest the ownership or validity of any rights of the WFOE in or to the Company Marks.

     (b) The Sellers and the Founders agree to cause Longmaster not to use the term “Longmaster” or “朗玛” for any purposes, except the use of such term in the company name of Longmaster, or in any other business except the business of Longmaster (other than the Business to be transferred to the WFOE) as currently being conducted as of the date hereof.

          SECTION 5.08. Non-Competition. (a) For a period of one (1) year after the termination of his or her employment with the WFOE for any reason (expiration or early termination of the relevant employment contract, resignation or otherwise) (the “Restricted Period”), no Founder (other than Guangdong General Digital Investment Consulting Co., Ltd.) shall engage, directly or indirectly, in any business anywhere in the PRC that develops, produces or operates instant messaging systems or similar products, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company, or the WFOE in developing, producing or operating instant messaging systems or similar products; provided, however, that, for the purposes of this Section 5.08, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.08 as long as the Person owning such securities has no other connection or relationship with such competitor.

     (b) The Restricted Period shall be extended by the length of any period during which a Founder is in breach of the terms of this Section 5.08.

     (c) The Founders acknowledge that the covenants of the Founders set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Founders to comply with these covenants, the Purchaser would not have entered into this Agreement. The Founders acknowledge that this Section 5.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Founders have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper.

          SECTION 5.09. Release of Indemnity Obligations. The Sellers and the Founders covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and the WFOE from any and all obligations to indemnify any of the Sellers and the Founders or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

          SECTION 5.10. Operating Funds. The Purchaser agrees to provide an aggregate amount of funds not less than five million U.S. dollars (U.S.$5,000,000) to the WFOE based on the business needs of the WFOE within twelve (12) months commencing from the Closing Date.

          SECTION 5.11. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or the Asset Purchase Agreement and consummate and make effective the transactions contemplated by this Agreement or the Asset Purchase Agreement.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

          SECTION 6.01. Conditions to Obligations of the Company, the Sellers and the Founders. The obligations of the Company, the Sellers and the Founders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; and

     (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(b) shall not apply if the Company or any Seller or Founder has directly or indirectly solicited or encouraged any such Action.

          SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company, a Seller or a Founder contained in this Agreement or of Longmaster contained in the Asset Purchase Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “Material Adverse Effect” shall have been true and correct in all respects as of the date hereof, the covenants and agreements contained in this Agreement and the Asset Purchase Agreement to be complied with by the Company, the Sellers, the Founders or Longmaster on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Company, the Founders and the Sellers signed by a duly authorized officer thereof to such effect;

     (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority which renders it impossible or unlawful to consummate the transactions contemplated by this Agreement and the Asset Purchase Agreement;

     (c) Legal Opinion. The Purchaser shall have received from (i) the Company’s PRC counsel satisfactory to the Purchaser a legal opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit D hereto and (ii) the Company’s BVI counsel satisfactory to the Purchaser a legal opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit E hereto.

     (d) No Material Adverse Event. None of the following events shall have occurred or be reasonably likely to occur: (i) one or more of the key management personnel currently employed by Longmaster and listed on Schedule 3.19(a) of the Disclosure Schedule to the Asset Purchase Agreement is unable or unwilling to enter into an employment contract for a term of no less than one (1) year with the WFOE substantially in the form of Exhibit E to the Asset Purchase Agreement; (ii) the Longmaster UC Product can no longer be operated; or (iii) all or substantially all of the user information data of the Longmaster UC Product is damaged or lost;

     (e) Resignation of Directors. The Purchaser shall have received the resignations, effect as of the Closing Date, of all of the directors and officers of the Company and the WFOE, except for such Persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company or the WFOE (as the case may be);

     (f) Asset Purchase Agreement. All of the conditions set forth in Section 7.02 of the Asset Purchase Agreement shall have been satisfied;

     (g) Asset Purchase Closing. The Asset Purchase Closing shall have occurred; and

     (h) No Further Transfer. None of the assets and properties transferred from Longmaster to the WFOE pursuant to the Asset Purchase Agreement shall have been transferred by any means out of the WFOE.

ARTICLE VII

INDEMNIFICATION

          SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Company, a Seller or a Founder contained in this Agreement shall survive the Closing until the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.14 shall survive the Closing until the expiration of the application survival period of the relevant representation or warranty made by Longmaster contained in the Asset Purchase Agreement, (ii) the representations and warranties made pursuant to Section 3.11 shall survive the Closing until the expiration of the applicable statute of limitations (giving effect, in the case of tax matters, to any waiver mitigation or extension thereof). Neither the period of survival nor the liability of the Company, the Sellers and the Founders with respect to the Company’s, the Seller’s and the Founder’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          SECTION 7.02. Indemnification by the Sellers and the Founders. (a) The Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers and the Founders, jointly and severally, for and against any and all Liabilities, losses, damages, claims (including, without limitation, claims by any third party against the Company or any Subsidiary or the Purchaser alleging that the Company or any Subsidiary infringed, misappropriated or otherwise violated the Intellectual Property of such third party during any period prior to the Closing), costs and expenses (including, without limitation, costs and expenses resulting from the correction or rectification by the Purchaser or the Company after the Closing of any improper use, infringement, misappropriation or other violation by the Company or any Subsidiary of the Intellectual Property of any third party during any period prior to the Closing) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Company, a Seller or a Founder contained in this Agreement or made by Longmaster contained in the Asset Purchase Agreement; or

     (ii) the breach of any covenant or agreement by the Company, a Seller or a Founder contained in this Agreement or by Longmaster contained in the Asset Purchase Agreement;

          provided, however, that the maximum amount of indemnifiable Losses which may be recovered from IDGVC and Guangdong General Digital Investment Consulting Co., Ltd. (“General Digital”) shall not exceed twenty percent (20%) of the Losses unless such Losses result from a breach by either IDGVC or General Digital; provided, further, that IDGVC and General Digital’s indemnification liabilities with respect to Losses resulted from a breach by either IDGVC or General Digital are deemed several, not joint, as to the Company and other Sellers. To the extent that the Seller’s and the Founders’ undertakings set forth in this Section 7.02 may be unenforceable, the Sellers and the Founders shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all direct Losses incurred by the Purchaser Indemnified Parties.

     (b) A Purchaser Indemnified Party shall give the Sellers and the Founders notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers and the Founders under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Sellers and the Founders notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Founders from any of their obligations under this Article VII except to the extent that the Founders are materially prejudiced by such failure and shall not relieve the Sellers or the Founders from any other obligation or Liability that it may have to any

Purchaser Indemnified Party otherwise than under this Article VII. If the Sellers and the Founders acknowledge in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers and the Founders shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Sellers/the Founders, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Sellers and the Founders. In the event that the Sellers and Founders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Sellers and the Founders in such defense and make available to the Sellers and the Founders, at the Founders’ expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sellers and the Founders. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers and the Founders shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Sellers’ and the Founders’ expense, all such witnesses, records, materials and information in the Sellers’ and the Founders’ possession or under the Sellers’ and the Founders’ control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Sellers and the Founders without the prior written consent of the Purchaser Indemnified Party.

     (c) In the event that a Purchaser Indemnified Party claims an indemnification payment is due pursuant to Section 7.02(a), the Purchaser may withhold all or a portion of any Additional Consideration payable by the Purchaser pursuant to Section 2.02(c) until the dispute with respect to the indemnifiable Loss is resolved. In the event that, upon resolution of such dispute in accordance with Section 7.02(b), the Purchaser is deemed to have incorrectly withheld a portion of such Additional Consideration, the Purchaser shall promptly pay such incorrectly withheld portion to the Sellers pursuant to Section 2.02, together with interest thereon calculated at the interest rate for the U.S. dollar loans of the period of delay quoted by the Bank of China on the date when such Additional Consideration is due and payable and a penalty interest calculated thereon at a daily interest rate of 0.05% for each day of delay.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by the Sellers, the Company and the Founders if the Purchaser fails to make payment pursuant to Section 2.02(b)(i);

     (b) by the Sellers, the Company and the Founders if upon the request of the Sellers, the Company and the Founders, the Purchaser fails to cause the Closing to occur after all conditions set forth in Section 6.02 of this Agreement and Section 7.02 of the Asset Purchase Agreement shall have been satisfied within three (3) months after the date of this Agreement;

     (c) by the Purchaser if Longmaster fails to return the Deposit Amount to the Purchaser pursuant to Section 2.02(b)(ii);

     (d) by the Purchaser if, between the date hereof and the Closing: (i) any of the events set forth in Section 6.02(d) occurs, (ii) any representations and warranties of the Company, a Seller or a Founder contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects as of the date hereof or (B) that are qualified by “Material Adverse Effect” shall not have been true and correct as of the date hereof, or (iii) the Company, the Sellers and the Founders shall have fundamentally breached this Agreement;

     (e) by the Purchaser if (i) any of the conditions set forth in Section 6.02 of this Agreement and Section 7.02 of the Asset Purchase Agreement shall not have been satisfied within three (3) months after the date of this Agreement for any reason attributable to the Company, the Sellers or the Founders or (ii) if upon the request of the Purchaser, the Company, the Sellers and the Founders fail to cause the Closing to occur after all conditions set forth in Section 6.01 of this Agreement and Section 7.01 of the Asset Purchase Agreement shall have been satisfied;

     (f) by any party if the Closing shall not have occurred within six (6) months from the date of this Agreement for any reason not attributable to any party; or

     (g) by the mutual written consent of the Company, the Purchaser, the Sellers and the Founders.

          SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 5.03, 8.02, and 9.01 and (ii) nothing herein shall relieve either party from liability for any breach of this Agreement.

     (b) In the event of termination of this Agreement as provided in Section 8.01(a) or (b), the Purchaser shall be liable for breach of this Agreement, and the Sellers and the Founders shall be entitled to forfeit the Initial Purchase Price as the liquidated damages for the breach by the Purchaser.

     (c) In the event of termination of this Agreement as provided in Section 8.01(c), (d) or (e), the Sellers and the Founders shall be jointly and severally liable for breach of this Agreement, and the Sellers and the Founders shall be jointly and severally liable to pay to the Purchaser an aggregate amount equal to the Initial

Purchase Price as the liquidated damages for the breach by the Sellers and the Founders. For avoidance of any doubt, in the event that the occurrence of any event specified in Section 6.02(d) is not attributable to any fault of any of the Sellers and the Founders, this Section 8.02(c) shall not apply.

     (d) In the event of termination of this Agreement as provided in Section 8.01(c), (d), (e), (f) or (g), the Sellers and the Founders shall cause Longmaster or the Company (as applicable) to promptly return the Deposit Amount (in the event of termination of this Agreement as provided in Section 8.01(c)) or the Initial Purchase Price (as applicable) to the Purchaser no later than three (3) Business Days after the termination of this Agreement. In the event Longmaster fails to return the Deposit Amount and/or the Initial Purchase Price within three (3) Business Days after the termination of this Agreement, the Sellers, the Company and the Founders shall be jointly and severally liable to return to the Purchaser the Deposit Amount and the Initial Purchase Price, together with all direct Losses arising from Longmaster’s breach of this Section 8.02(d).

          SECTION 8.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Purchaser, the Sellers and the Founders or (b) by a waiver in accordance with Section 8.04.

          SECTION 8.04. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

GENERAL PROVISIONS

          SECTION 9.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Purchaser:

SINA Corporation Soho New Town, 16F Building C 88 Jianguo Road Beijing, China 100022 Telephone: (86-10) 6566-5009 Telecopy: (86-10) 8580-5095 Attention: Charles Chao

with a copy to:

Shearman & Sterling 2318 China World Tower Two 1 Jianguomenwai Dajie Beijing, China 100004 Telephone: (86-10) 6505-3399 Telecopy: (86-10) 6505-1818 Attention: Lee Edwards, Esq.

(b)	if to the Company:

Davidhill Capital Inc.
c/o Guiyang Longmaster Information Technology
Co., Ltd.
Room 1103, Torch Software Garden
Chuang Ye Road, Xin Tian Avenue
Guiyang City, Guizhou Province
Telephone: 0851-384 2119
Telecopy:  0851-383 3983
Attention: Wang Wei

(c)	if to the Founders or the Sellers:

c/o Guiyang Longmaster Information
Technology Co., Ltd.
Room 1103, Torch Software Garden
Chuang Ye Road, Xin Tian Avenue
Guiyang City, Guizhou Province
Telephone: 0851-384 2119
Telecopy:  0851-383 3983
Attention: Wang Wei

          SECTION 9.03. Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

          SECTION 9.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any Affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          SECTION 9.07. Incorporation of the Disclosure Schedule and the Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

          SECTION 9.09. Dispute Resolution. All disputes among the parties arising out of or relating to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall be composed of three arbitrators. One arbitrator shall be appointed by the Sellers, one arbitrator shall be appointed by the Purchaser, and the third arbitrator, who shall serve as Chairman of the arbitration tribunal, shall be appointed through the mutual agreement of the other two arbitrators. The arbitrators shall not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. The resolution of any dispute by the arbitrators pursuant to this Section 9.09 shall be non-appealable, final, binding and conclusive on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. The fees and disbursements of the arbitrators shall be allocated to the party against whom any dispute decided hereunder is resolved. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in Section 9.02.

          SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.12. Currency. Unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. dollars, and all payments hereunder shall be made in U.S. dollars.

          SECTION 9.13. Language. This Agreement is signed in both English and Chinese, and both language versions shall be equally valid and binding upon the parties.

          SECTION 9.14. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Asset Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

[END OF PAGE]

     IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

SINA CORPORATION
By:	/s/ Wang Yan
	Name:	Wang Yan
	Title:	CEO

SELLERS: BEST NETWORK TECHNOLOGY INC.
By:	/s/ Wang Wei
	Name:	Wang Wei
	Title:	Director

IDGVC OFFSHORE INVESTMENT CO., LTD.
By:	/s/ Lin Dongliang
	Name:	Lin Dongliang
	Title:	Vice President

TOPLEATHER.COM INC.
By:	/s/ Yang Fei
	Name:	Yang Fei
	Title:	Director

FOUNDERS:

By: /s/ Wang Wei Name: Wang Wei

By: /s/ Liu Ling Name: /s/ Liu Ling

By: /s/ Jin Guowen Name: Jin Guowen

By: /s/ Xiao Wenwei Name: Xiao Wenwei

By: /s/ Shi Hongjun Name: Shi Hongjun

By: /s/ Huang Guohong Name: Huang Guohong

GUANGDONG GENERAL DIGITAL INVESTMENT CONSULTING CO., LTD.

By: /s/ Yang Fei Name: Yang Fei Title: General Manager

EXHIBIT A

THE SELLERS AND THE FOUNDERS

Part I
The Sellers’ Ownership Interests in the Company

	Number of Shares of Common	Percentage of
Name of the Sellers	Stock Owned in the Company	Ownership
Best Network Technology Inc.	7,200 Shares	72%
IDGVC Offshore Investment Co., Ltd.	2,000 Shares	20%
Topleather.com Inc.	800 Shares	8%
Total	10,000 Shares	100%

Part II
The Founders’ Ownership Interests in Longmaster

	Amount of the Registered	Percentage of
Name of the Founders	Capital of Longmaster Owned	Ownership
Wang Wei	RMB 4,500,000	45%
Guangdong General Digital Investment Consulting Co., Ltd.	RMB 2,000,000	20%
Liu Ling	RMB 1,000,000	10%
Jin Guowen	RMB 1,000,000	10%
Xiao Wenwei	RMB 800,000	8%
Shi Hongjun	RMB 400,000	4%
Huang Guohong	RMB 300,000	3%
Total	RMB 10,000,000	100%

EXHIBIT B

FORM OF ASSET PURCHASE AGREEMENT

EXHIBIT C

ALLOCATION OF PURCHASE PRICE

	Column A		Column B		Column C	Column D
						Potion of
					Potion of	Additional
	Portion of Initial		Portion of Initial Share		Additional Cash	Share
Name	Cash Consideration		Consideration		Consideration	Consideration
Best Network Technology Inc.	US$	8,640,000		90%	72%	90%
IDGVC Offshore Investment Co., Ltd.	US$	2,400,000		0%	20%	0%
Topleather.com Inc.	US$	960,000		10%	8%	10%

Total	US$	12,000,000	US$	3,000,000	100%	100%

EXHIBIT D

PRC LEGAL OPINION

EXHIBIT E

BVI LEGAL OPINION